Exhibit 8.1

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

August 28, 2026

The Bank of Nova Scotia

40 Temperance Street

Toronto, Ontario

Canada M5H 0B4

Ladies and Gentlemen:

We are acting as U.S. tax counsel to The Bank of Nova Scotia, a chartered bank incorporated under the laws of Canada (the “Bank”), in connection with the preparation of the Registration Statement on Form F-3 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) Common Shares, without par value, (ii) Preferred Shares, without par value, (iii) Senior Debt Securities, and (iv) Subordinated Debt Securities (collectively, the “Securities”). Any defined term used and not defined herein has the meaning given to it in the prospectus included in the Registration Statement (the “Prospectus”).

For purposes of the opinion set forth below, we have, with the consent of the Bank, relied upon the accuracy of the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date of effectiveness of the Registration Statement, it is our opinion that:

Subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “UNITED STATES TAXATION” is our opinion as to the material U.S. federal income tax consequences to U.S. holders (as such term is defined in “UNITED STATES TAXATION”) of the potential issuance of the Securities under currently applicable law.

This opinion letter speaks only as of the date of effectiveness of the Registration Statement. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus under “UNITED STATES TAXATION” and “LEGAL MATTERS”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

AOSHEARMAN.COM

Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.